Exhibit 99.15


              Ashland Distribution Non-GAAP Metric Information
                              ($, Thousands)




POCKET PROFIT                                 Q1 2007              Q1 2006
-------------                               -----------          -----------

Operating Income                                14,015               34,133
Income Taxes                                    (5,392)             (12,506)
                                            -----------          -----------
   Net Income                                    8,623               21,627

Invested Capital October 31                    636,528              549,155
Invested Capital November 30                   651,065              546,713
Invested Capital December 31                   650,572              590,220
                                            -----------          -----------
   Total                                     1,938,165            1,686,088

Average Invested Capital (Total/3)             646,051              562,029
Cost of Capital (9.5%/4)                         2.375%               2.375%
                                            -----------          -----------
   Cost of Capital $ (COC$)                     15,344               13,348

Pocket Profit                                   (6,721)               8,279
(Net Income less COC$)


NOTES:

(1) "Invested Capital" is defined as total assets less total liabilities, excluding intercompany receivables and payables.

(2) For purposes of the Pocket Profit computation, Ashland has established an estimated cost of capital annual rate of 9.5%, which is intended to represent a reasonable estimate of the weighted average of Ashland's after-tax cost of long-term debt and the cost of equity, based on a targeted ratio of debt and equity to Ashland's total capitalization.

(3) Pocket Profit is a Non-GAAP metric used by management to measure our overall performance as it relates to covering our cost of capital.

(4) "Pocket Profit" is defined as: Operating Income less Income Taxes equals Net Income. The Average Invested Capital for the quarter is multiplied by 2.375% (9.5%/4) which equals the Cost of Capital, which is then subtracted from our Net Income to arrive at our Pocket Profit.